NYSE American: UEC

Uranium Energy Corp Applauds the Nuclear Fuel Working Group Report – Restoring America’s Competitive Nuclear Energy Advantage

Corpus Christi, Texas, April 23, 2020 – Uranium Energy Corp (NYSE American: UEC, the “Company” or “UEC”) welcomes the release of the U.S. Nuclear Fuel Working Group (“NFWG”) report addressing a multi-year strategy to assure U.S. National Security.  The report outlines a strategy to re-establish critical capabilities and provide direct support to the front end of America’s nuclear fuel cycle, including direct purchases of uranium for the strategic Uranium Reserve. In the related Department of Energy (“DOE”) press release today announced by Secretary of Energy Dan Brouillette, the strategy recommends: “Taking immediate and bold action to strengthen the uranium mining and conversion industries and restore the viability of the entire front-end of the nuclear fuel cycle.”

UEC Chairman and Former U.S. Energy Secretary, Spencer Abraham, stated: “Today’s announcement and report represent a clear and unambiguous commitment by the U.S. government to establish the development of domestic uranium mining capabilities at the forefront of America’s national security.  The President, the Trump Administration and Secretary Brouillette are to be commended for addressing this pressing national security challenge forcefully.  America’s power sector won’t be secure until we shed our total dependence on imported uranium.  The President’s proposal will put people back to work and strengthen our national security at the same time and Congress needs to act decisively and quickly on these proposals.”

President and CEO Amir Adnani added: “We appreciate and applaud President Trump and the NFWG for developing a comprehensive strategy to recapture America’s nuclear industry capabilities and leadership in the global marketplace. We are pleased the uranium purchase program will be a broad and inclusive process for rebuilding a globally competitive American uranium mining sector. UEC controls the largest resource base of fully permitted ISR projects in Texas and Wyoming of any U.S. based producer, ideally positioned to lead the resurgence in domestic uranium mining. We believe this will be a long-standing advantage to lead U.S. production higher, to support the needs of the U.S. Uranium Reserve and to be a competitive supplier to U.S. utilities. America’s commercial reactor fleet consumes approximately 47M pounds of uranium annually, and with no U.S. production today, and many supply-chain challenges globally, there’s a clear opportunity for our Company as a low-cost, domestic uranium supplier.”

Since the establishment of the NFWG there has been an extensive effort from members of the President’s Cabinet and various government agencies to “develop recommendations for reviving and expanding domestic nuclear fuel production.” The NFWG was instructed to provide a full “analysis of national security considerations with respect to the entire nuclear fuel supply chain.”  UEC has had significant involvement in the process and expended considerable effort to assist and provide input to the NFWG and the various agencies involved in developing the recommendations outlined in the report.

Summary of key U.S. uranium industry support points presented in the report:

•U.S. purchases of 17-19 million pounds of U3O8, beginning in 2020 from domestic producers based on a competitive bidding process. Subsequent support will be considered over a period of up to 10 years as deemed necessary to reestablish market share.

•DOE will end the uranium bartering program and reevaluate DOE’s Excess Uranium Inventory Management Policy.

•Streamline regulatory reform and land access for uranium extraction.

•Support Department of Commerce efforts to extend the Russian Suspension Agreement to protect against future uranium dumping in the U.S. market.

•Enable the Nuclear Regulatory Commission to deny imports of nuclear fuel fabricated in Russia or China for national security purposes.

•Establish a Nuclear Industrial Base structure analogous to the Defense Industrial Base.

•Fund advanced water treatment technology for uranium mining and in situ recovery.

•Increase efficiencies in the export processes and the adoption of 123 Agreements to open new markets for exports of U.S. civil nuclear technology, materials and fuel.

The links for the fact sheet and the full report are below:

Fact Sheet:  https://www.energy.gov/strategy-restore-american-nuclear-energy-leadership

Report:  https://www.energy.gov/sites/prod/files/2020/04/f74/Restoring%20America%27s%20Competitive%20Nuclear%20Advantage-Blue%20version%5B1%5D.pdf

---

About Uranium Energy Corp

Uranium Energy Corp is a U.S.-based uranium mining and exploration company.  In South Texas, the Company’s hub-and-spoke operations are anchored by the fully-licensed Hobson Processing Facility which is central to the Palangana, Burke Hollow and Goliad ISR projects.  In Wyoming, UEC controls the Reno Creek project, which is the largest permitted, pre-construction ISR uranium project in the U.S.  Additionally, the Company controls a pipeline of uranium projects in Arizona, New Mexico and Paraguay, a uranium/vanadium project in Colorado and one of the highest-grade and largest undeveloped Ferro-Titanium deposits in the world, located in Paraguay.  The Company’s operations are managed by professionals with a recognized profile for excellence in their industry, a profile based on many decades of hands-on experience in the key facets of uranium exploration, development and mining.

Contact Uranium Energy Corp Investor Relations at:
Toll Free: (866) 748-1030
Fax: (361) 888-5041
E-mail: info@uraniumenergy.com

Twitter: @UraniumEnergy

Stock Exchange Information:
NYSE American: UEC
+Frankfurt Stock Exchange Symbol: U6Z
WKN: AØJDRR
ISN: US916896103

Safe Harbor Statement

Except for the statements of historical fact contained herein, the information presented in this news release constitutes "forward-looking statements" as such term is used in applicable United States and Canadian laws. These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management. Any other statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance are not statements of historical fact and should be viewed as "forward-looking statements". Such forward looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Although the Company has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements contained in this news release.